Exhibit 5(b)

                    [LETTERHEAD OF THELEN REID & PRIEST LLP]


                                November 7, 2000



MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650

Ladies and Gentlemen:

          We have acted as counsel to MDU Resources Group, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale by certain stockholders of the Registrant (the "Selling Shareholders") of 378,350 shares of Common Stock, par value $1.00 per share (the "Shares") and the preference share purchase rights appurtenant thereto (the "Rights," and together with the Shares, the "Securities") of the Registrant issued to the Selling Shareholders in connection with the merger of Beaver State, Inc., an Oregon corporation ("Beaver State"), and Winchester Land Co., an Oregon corporation ("Winchester"), with and into Registrant's subsidiary.

          The Securities were issued pursuant to the Agreement and Plan of Reorganization and Merger, dated as of August 29, 2000, by and among the Registrant, Centennial Energy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Beaver State, Winchester, and the Selling Shareholders.

          For purposes of this opinion we have examined the Registration Statement, the Restated Certificate of Incorporation and the Bylaws of the Registrant, each as amended to date, and such documents, records, agreements, proceedings and legal matters as we have deemed necessary. With respect to any documents or other corporate records which we have examined, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and the conformity to the original documents submitted to us as certified or photostatic copies.


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          Based upon the foregoing and subject to the qualifications stated
herein we are of the opinion that:

          1. The Registrant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.   The Shares are validly issued, fully paid and non-assessable.

          3.   The Rights are validly issued.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America. Insofar as the opinions expressed herein relate to the laws of the States of Montana, North Dakota, South Dakota and Wyoming, we have relied on the opinion of even date herewith of Lester H. Loble, II, Esq., Vice President, General Counsel and Secretary to the Registrant, which opinion is to be filed as an exhibit to the Registration Statement.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP